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LETTER OF INTENT

September 21, 2007

AMONG:

101073531 Saskatchewan Ltd.

("Saskco")

AND:

Thunder Sword Resources Inc.

("Thunder")

AND:

Midwest Uranium Corp.

("Midwest")

Re: Proposed Agreement

This letter is intended to set out the framework for a series of proposed transactions among Thunder, Saskco and Midwest. Except as specifically set out in this Letter of Intent, the terms and conditions of this proposal are non-binding on the parties.

The parties acknowledge that they are obligated to negotiate in good faith towards definitive agreements encompassing the terms and conditions of this proposal.

Defined Terms

In this letter of intent, the defined terms have the following meanings:

"Amalco" means a publicly trading company approved by Thunder and Midwest which will purchase all issued and outstanding shares of Thunder and Midwest;

"Definitive Agreements" means the written agreements of the participating parties comprising the terms and conditions acceptable to the parties based on the framework set out in this Letter of Intent;

"Midwest Purchase Agreement" means a binding contract between Midwest and Saskco for the purchase and sale of Saskco's interest in the Non-Tribune Claims;

"Mineral Claims" means those mineral claims and/or leases which are the subject of the Thunder Option Agreement;

"Non-Tribune Claims" means all of the mineral claims and/or leases which are the subject of the Thunder Option Agreement, excluding the Schedule A Claims;

"Option Agreements" means the Thunder Option Agreement and the Tribune Option Agreement;

"Schedule A Claims" means those claims set out in Schedule "A" to the Tribune Agreement;

"Thunder Option Agreement" means the agreement dated February 28, 2006, as amended by the agreement dated October, 2006, between Thunder and Saskco.;

"Tribune" means Tribune Resources Corp.;

"Tribune Option Agreement" means the agreement dated April 27, 2007, among Saskco., Tribune and Thunder;

Statement of Intention

1. Midwest and Thunder will take all reasonable and necessary steps to cause the sale of their issued and outstanding shares to Amalco, in exchange for shares in Amalco (the "Acquisition"), to be completed within 180 days form the date of this Letter of Intent. The shareholders of Thunder will own 25% of the issued shares of Amalco and the shareholders of Midwest will own 75% of the issued shares of Amalco.

2. The parties will negotiate in good faith towards completing the Definitive Agreements.

3. Notwithstanding the terms of the Thunder Option Agreement, upon execution and delivery of the Midwest Purchase Agreement, Thunder's vested interest in the Mineral Claims will be increased to 25%, without further payment.

4. Saskco shall be at liberty to negotiate the Midwest Purchase Agreement and sell and convey to Midwest, a 75% interest in the Non-Tribune Claims on terms and conditions acceptable to Saskco. and Midwest. The Midwest Purchase Agreement will provide that the transfer of the 75% interest is subject to the

condition that the Acquisition be completed and that Amalco be trading on a public stock exchange within 180 days from the date of this Letter of Intent.

Interim Obligations

5. Commencing from the date of this Letter of Intent and continuing until the execution and delivery of the Midwest Purchase Agreement, at the request of Thunder from time to time, Midwest will pay to Saskco all current and future financial obligations of Thunder as they become due under the Option Agreements. Saskco will credit such payments to Thunder as payments required to be made by Thunder under the Option Agreements.

6. In the event that the Midwest Purchase Agreement is not executed and delivered by November 1, 2007, then at the option of Midwest, Thunder will repay to Midwest all monies paid to Saskco pursuant to paragraph 5 herein, without interest, within 45 days following demand.

7. Upon execution and delivery of the Midwest Purchase Agreement:

   (a) all monies paid by Midwest pursuant to paragraph 5 herein will be forfeited and non-repayable by Thunder except in the event that the shareholders of Thunder do not approve the Acquisition, in which case Thunder shall repay to Midwest all monies paid to Saskco pursuant to paragraph 5 herein; and

   (b) Thunder will pay 25% of all costs and expenses relating to the Mineral Claims, properly incurred by the Operator pursuant to the terms of the Option Agreements, and Midwest will pay 75% of all such costs and expenses, subject to the terms of the Tribune Option Agreement.

8. During the term of this Letter of Intent, and pending the negotiation of the Midwest Purchase Agreement, Thunder will relinquish any right and entitlement to exercise its option to acquire an interest in the Non-Tribune Claims in excess of a 25% interest. In the event that:

   (a) the Midwest Purchase Agreement is not executed and delivered by November 1, 2007; or

   (b) the Definitive Agreements are not all executed and delivered by December 31, 2007; or

(c) the Midwest Purchase Agreement and the remaining Definitive Agreements are executed and delivered by December 31, 2007, but the Acquisition does not occur within 180 days of the date of this Letter of Intent,

then Thunder shall be entitled to exercise its option to acquire the additional 26% interest in the Non-Tribune Claims pursuant to the terms of the Thunder Option Agreement by:

(i) refunding to Midwest any monies repayable to it pursuant to paragraphs 6 and 7(a) within the time frames set out therein; and

(ii) incurring by December 31, 2008, any further or additional monies required to be expended under the Option Agreements by Thunder as at October 1, 2008, after crediting to Thunder the amounts paid pursuant to paragraph 8(c)(ii) herein.

Term

9. This Letter of Intent will expire on the earlier of:

(a) November 1, 2007, if the Midwest Purchase Agreement is not executed and delivered by then;

(b) December 31, 2007, if all of the Definitive Agreements are not executed and delivered by then; and

(c) 180 days from the date of this Letter of Intent if the Acquisition is not completed and if Amalco is not trading on a public stock exchange.

Conditions

10. All agreements contemplated herein will be subject to shareholder approval and approval of the relevant regulatory authorities.

The parties have expressed their intent to enter into agreements incorporated herein, on the day and year first above written.

____

101073531 Saskatchewan Ltd
(authorized signatory)

Thunder Sword Resources Inc.
(authorized signatory)

Mid West Uranium Corp.
(authorized signatory)